Exhibit 99.1

260 Hudson River Road Waterford, NY 12188 momentive.com	NEWS RELEASE

FOR IMMEDIATE RELEASE

Jeffrey M. Nodland Joins Momentive’s Board of Directors

WATERFORD, N.Y. (December 10, 2015) - MPM Holdings Inc. (“Momentive” or the “Company”) today announced that Jeffrey M. Nodland has been elected to Momentive’s Board of Directors, effective December 7, 2015. Mr. Nodland was also appointed to the Environment, Health and Safety Committee of the Board. Mr. Nodland replaces Daniel C. Murphy who resigned from Momentive’s Board of Directors on August 27, 2015.

Mr. Nodland has an extensive track record of executive leadership within the specialty chemicals, industrial manufacturing and consumer products sectors. He currently serves as President and Chief Executive Officer of KIK Custom Products, a manufacturer of both national and retailer brand consumer products throughout North America and a leader in manufacturing of chemicals for the pool and spa markets. Mr. Nodland previously served as President of Hexion Specialty Chemicals, Inc.’s Coatings & Inks Division and President and Chief Operating Officer of Resolution Specialty Materials. In addition, Mr. Nodland served as President and Chief Operating Officer of Resolution Performance Products, CEO and President of McWhorter Technologies and held several management roles for The Valspar Corporation. Mr. Nodland served as a member of the Board of Directors of California Products Corporation and also previously served on the Board of Directors of Texas Petrochemicals Group.

“We believe Jeff’s extensive experience within the specialty materials and chemicals industry, as well as his expertise in building global businesses, will be extremely valuable as Momentive continues to grow around the world,” said Bradley Bell, Chairman of the Board. “We appreciate his willingness to serve as a director and look forward to benefiting from his judgment and counsel.”
About Momentive

Momentive is a global leader in silicones and advanced materials, with a 75-year heritage of being first to market with performance applications for major industries that support and improve everyday life. Momentive delivers science-based solutions, by linking custom technology platforms to opportunities for customers. Additional information is available at www.momentive.com.

Contact
Media and Investors:
John Kompa
614-225-2223
john.kompa@momentive.com